UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INNOVATIVE DESIGNS, INC.

 (Exact name of registrant as specified in its charter)

Delaware

03-0465528

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification Number)

223 North Main Street, Suite 1

Pittsburgh, Pennsylvania  15215

(Address and zip code of principal executive offices)

(412) 799-0350

(Registrant’s telephone number including area code)

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of fire Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

333-103746

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Innovative Designs, Inc. (the “Company” or “Registrant”) is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share. As of January 13, 2006, there were 17,781,193 shares of the Company’s common stock issued and outstanding held by 157 shareholders of record. The Company is authorized to issue 100,000,000 shares of preferred stock. As of January 13, 2006, there are no preferred shares issued or outstanding.

Voting Rights:

Each share of the Company’s common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of the Company’s directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Dividend Policy:

Holders of stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the business. Any future disposition of dividends will be at the discretion of the Company’s Board of Directors and will depend upon, among other things, future earnings, operating and financial condition, capital requirements, and other factors.

Miscellaneous Rights and Provisions:

Holders of the Company’s common stock have no preemptive rights. Upon the Company’s liquidation, dissolution or winding up, the holders of the Company’s common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of the Company’s common stock are, and the stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

The Company is quoted on the OTC Bulletin Board under the symbol IVDN.OB.

Innovative Designs, Inc. is registering its securities and hereby incorporates the following previously filed exhibits attached to the following Registration Statements  filed on Form SB-2 filed on March 11, 2003, previously filed exhibits attached to Registration Statement on Form SB-2 Amendment 2 filed on July 8, 2003, previously filed exhibits attached to Registration Statement on Form SB-2 Amendment 3 filed on August 7, 2003, and previously filed exhibits attached to Registration Statement on Form SB-2 Amendment 4 filed on September 9, 2003 by reference:

(1)

Exhibit 3.1: Certificate of Organization;

(2)

Exhibit 3.2 : Bylaws;

(3)

Exhibit 4: Specimen Stock Certificate;

(4)

Exhibit 10.1: Agreement between the Company and RMF Global, Inc.;

(5)

Exhibit 10.2: Exclusive Agency, Distribution and Marketing between RMF Global, Inc. and Mr. Ko-Myung Kim; and

(6)

Exhibit 10.5: Agreement between the Company and Haas Outdoors, Inc.

In addition, the Registrant wishes to incorporate by reference the following pages from its previously filed Form 10KSB filed on January 31, 2006:

(1)

Pages 21-23 of the 2005 10KSB; and

(2)

Pages 50-55 of the 2005 10KSB.

Lastly, the Registrant wishes to incorporate by reference the Form 8-K’s filed previously filed on May 3, 2005 and October 19, 2005.

Item 2. Exhibits.

NONE

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of I934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INNOVATION DESIGNS, INC.

Date: February 7, 2006

By:

/s/ Joseph A. Riccelli

Its:

President and Chief Executive Officer